Exhibit 99.1

From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

Oct. 16, 2014

Wisconsin Energy, Wisconsin Electric declare quarterly dividends

MILWAUKEE - The boards of directors of Wisconsin Energy Corporation (NYSE: WEC) and Wisconsin Electric Power Company today declared quarterly dividends.

Wisconsin Energy
The Wisconsin Energy board of directors declared a quarterly cash dividend of 39 cents a share on the company’s common stock. The dividend is payable Dec. 1, 2014, to stockholders of record on Nov. 14, 2014. This marks the 289th consecutive quarter - dating back to 1942 - that the company will have paid a dividend to its stockholders.

Wisconsin Electric
The Wisconsin Electric board of directors declared a quarterly dividend of 90 cents a share on the Preferred Stock, 3.60% Series, payable Dec.1, 2014, to stockholders of record on Nov. 14, 2014. The board also declared a quarterly dividend of $1.50 a share on the Six Per Cent Preferred Stock payable Jan. 31, 2015, to stockholders of record on Jan. 14, 2015.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and 1.1 million natural gas customers in Wisconsin. The company’s principal utility is We Energies.  The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy (wisconsinenergy.com), a component of the S&P 500, has nearly $15 billion of assets, 4,300 employees and approximately 40,000 stockholders of record.

Wisconsin Electric Power Co., doing business as We Energies, is a subsidiary of Wisconsin Energy Corporation. The company serves more than 1.1 million electric customers in Wisconsin and Michigan’s Upper Peninsula and more than 460,000 natural gas customers in Wisconsin. Visit the We Energies website at we-energies.com.

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